Exhibit g 1 c

Tenth Amendment to Amended and Restated Master Custodian Agreement

This Tenth Amendment to Amended and Restated Master Custodian Agreement (the “Amendment”) is made and entered into as of December 22, 2015, by and among each registered investment company identified on the signature page hereto (each such registered investment company shall hereinafter be referred to as a “Fund” and collectively the “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WITNESSETH:

WHEREAS, the Funds and the Bank are parties to that certain Amended and Restated Master Custodian Agreement dated as of January 1, 2011, as amended from time to time (the “Agreement”);

WHEREAS, the Funds and Bank desire to amend such Agreement in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in such agreement, it is agreed between the respective parties hereto as follows:

1)	The Agreement is hereby amended by deleting Section 5.1(g) of the Agreement in its entirety and by inserting in lieu thereof the following:

“(g) Foreign Exchange.

(i) Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Bank shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Bank under this Agreement.

(ii) Portfolio Elections. Each Portfolio (or its investment advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Bank, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Portfolio or its investment advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (“Client Publications”), the Portfolio (or its investment advisor) instructs the Bank, on behalf of the Portfolio, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Bank shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Portfolio, its investment advisor or any other person in connection with the execution of any foreign exchange transaction. The Bank shall have no responsibility under this

Exhibit g 1 c

Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Portfolio (or its investment advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

(iii) Portfolio Acknowledgment. Each Portfolio acknowledges that in connection with all foreign exchange transactions entered into by the Portfolio (or its investment advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(A) shall be acting in a principal capacity and not as broker, agent or fiduciary to the Portfolio or its investment advisor;

(B) shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Portfolio or its investment advisor; and

(C) shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Portfolio or its investment advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Portfolio or the investment advisor or (ii) as established by the sub-custodian from time to time.

(iv) Transactions by State Street. The Bank or its affiliates, including SSGM, may trade based upon information that is not available to the Portfolio (or its investment advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Portfolio (or its investment manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Portfolio or the investment advisor.”

2)	The Agreement is hereby amended by deleting the first sentence of Section 15.1 of the Agreement in its entirety and by inserting in lieu thereof the following:

“The term of this Agreement shall continue through December 31, 2020 (the “Initial Term”), unless earlier terminated as provided herein.”

3)	Miscellaneous.

(a) Except as amended hereby, the Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit g 1 c

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

THE MAINSTAY FUNDS

By: /s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

MAINSTAY VP FUNDS TRUST

By: /s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

MAINSTAY FUNDS TRUST

By: /s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

MAINSTAY DEFINED TERM MUNICIPAL OPPORTUNITIES FUND

By: /s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President

3